EXHIBIT 15.1

China Natural Resources to Increase Investment in

Nickel Exploration at Moruogu Tong Mine

HONG KONG, March 31, 2022 – China Natural Resources, Inc. (NASDAQ: CHNR) (the “Company”) announced today that it plans to accelerate its exploration efforts and capital expenditures in 2022 at its Moruogu Tong Mine in Inner Mongolia. Exploration conducted in 2013 revealed geochemical anomalies associated with nickel and gold in the southern part of the mine area but did not indicate any concentration. The 2013 exploration was on a lead deposit in the northern part of the mine area, and no exploration work has been carried out since 2013 in the southern part of the mine area with nickel and gold anomalies. In view of the current scarcity of nickel, the Company plans to accelerate exploration progress and increase capital expenditures in the southern part of the mine area to continue to explore the presence of nickel and other minerals.

Over the near term, the Company plans to fund another six drilling holes to speed the resource capture process in the southern part of the mine area. The exploration and access holes are typically 600 meters deep, with an expected initial investment of CNY2.16 million in total for the additional six holes.

Mr. Wong Wah On Edward, Chairman of the Company, commented, “We hope to further increase our optimism and expectations for the potential value creation of the Moruogu Tong Mine. Commodities prices remain high, with demand continuing to outstrip supply. We do not foresee a significant easing of this situation with demand for raw materials expected to grow further, led by many segments of the global economy from electric vehicles to TVs and electronics. And while demand levels continue to spike, supply continues to lag, which puts an even greater urgency on exploration opportunities and the potential for higher valuations of assets like our Moruogu Tong Mine. In addition to the planned increased investment in our Moruogu Tong Mine, we are evaluating strategic options with other natural resource mines, including copper mines, vanadium mines and kaolin mines, as we work to better monetize all of our assets for shareholders.”

About China Natural Resources:

China Natural Resources, Inc., a British Virgin Islands corporation, through its operating subsidiaries in the People’s Republic of China (the “PRC”), is currently engaged in the acquisition and exploitation of mining rights in Inner Mongolia, including preliminary exploration for nickel, lead, silver and other nonferrous metal, has recently entered the wastewater treatment industry, and is actively exploring further business opportunities in the healthcare sector, natural resources sectors and other sectors.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the U.S. federal securities laws. These statements include, without limitation, statements regarding the intent, belief and current expectations of the Company, its directors or its officers with respect to: the number of drilling holes that the Company will add to its exploration program, and the associated timing and costs thereof, the impact of the rising commodity prices, the level of demand for nickel, lead, silver, lithium, copper and other precious minerals; the potential presence of minerals in the Moruogu Tong Mine; and the ability of the Company to extract any minerals found in the Moruogu Tong Mine in an economically viable manner. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. Among the risks and uncertainties that could cause the Company’s actual results to differ from its forward-looking statements are: the potential lack of appetite for the Company’s current holdings as consideration for an acquisition or other strategic transaction; possible downturns in the sectors that the Company may invest in; the results of the next assessment by the Staff of the Nasdaq Listing Qualifications department of the Company’s compliance with the Nasdaq Listing Rules; uncertainties related to governmental, economic and political circumstances in the PRC; uncertainties related to metal price volatility; uncertainties related to the Company’s ability to acquire a mining permit for the Moruogu Tong Mine; uncertainties regarding the ability to profitably extract minerals from the Moruogu Tong Mine, as well as the nature of any such minerals; uncertainties regarding the successful integration, costs, revenues and profitability associated with the Company’s recently acquired wastewater treatment business; uncertainties related to the Company’s ability to fund operations and planned capital expenditures; uncertainties related to possible future increases in operating expenses, including costs of labor and materials; uncertainties related to the impact of the COVID-19 pandemic; uncertainties related to the political situation between the PRC and the United States; and potential negative impacts on companies with operations in the PRC that are listed on exchanges in the United States; uncertainties relating to geopolitical turmoil or conflict; and other risks detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.

For more information please contact:

David Pasquale

Global IR Partners

New York Office Phone: +1-914-337-8801

CHNR@GlobalIRPartners.com